EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

LINKBANCORP, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	1,100,000(3)	$7.06(2)	$7,766,000	0.00015310	$1,189
Total Offering Amounts							$$1,189
Total Fee Offsets							$0.00
Net Fee Due							$1,189
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the LINKBANCORP, Inc. 2025 Equity Incentive Plan, as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of LINKBANCORP, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
The proposed maximum offering price per share of $7.06 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices per share of the Company’s common stock as reported on the Nasdaq Capital Market on June 10, 2025.